EXECUTION VERSION

EXHIBIT 10.5
SEPARATION AGREEMENT AND GENERAL RELEASE
MOLYCORP, INC., a Delaware corporation (the “Company”), and John L. Burba, PhD. (“Burba”) have entered into this Separation Agreement and General Release (this “Agreement”) as of the date of the last signature hereto. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:
1.    Termination of Employment.
(a)Burba and the Company agree that as of March 22, 2013 (the “Termination Date”), Burba’s employment with the Company has terminated. In connection with the execution of this Agreement, Burba is resigning all positions he has held as an officer and director of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation from such positions.
(b)Within thirty (30) days after the Termination Date, the Company will pay Burba a lump sum cash payment equal to the sum of (i) $65,462.88 in respect of Burba’s accrued but unused vacation time earned through the Termination Date and (ii) all accrued but unpaid base salary earned through the Termination Date. In addition, the Company will reimburse Burba for all business expenses incurred on behalf of the Company through the Termination Date, in accordance with the Company’s policies with respect to the reimbursement of expenses.
2.    Payments and Other Consideration. If Burba (a) executes this Agreement within 53 calendar days following the Termination Date and does not revoke it during the revocation period described in Section 10 hereof (the date on which such revocation period expires, the “Release Effective Date”) and (b) continues to comply with the terms and conditions of this Agreement, then the Company will make the following payments to Burba (the “Payments”):
(i)    An amount in cash equal to $400,000, payable in substantially equal installments pursuant to the Company’s standard pay periods and practices, commencing on the Company’s first regularly scheduled payroll date following the Release Effective Date and ending on the first regularly scheduled payroll date following the first anniversary of the Termination Date;
(ii)    A lump sum cash payment equal to $220,000, payable on the first payroll date following the sixtieth (60th) day following the Termination Date;
(iii)    $7,921, in full satisfaction of any rights Burba has or has had to the grant of performance-based restricted stock units made to him on February 28, 2012, payable on the date on which the first payment in Section 2(i) is made; and
(iv)    If Burba elects continuation coverage under the Company’s medical plan pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company will reimburse Burba for his COBRA payments until the earlier of (x) his eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is twelve (12) months following the Termination Date. The Company will make any such reimbursement within thirty (30) days following receipt of evidence from Burba of the payment of the COBRA premium, which evidence shall be provided by Burba within thirty (30) days of his payment of such COBRA premium; provided, however, that any amounts due during the 60-day period following the Termination Date shall not be paid during such 60-day period but instead shall be paid on the first regularly scheduled payroll date after such 60-day period. Burba agrees that the period of coverage under such plan shall count against such plan’s obligation to provide continuation coverage pursuant to COBRA.
3.    Burba Acknowledgement. Burba acknowledges that the Company has provided him with all monies and benefits to which he is owed, and that the Company’s agreement to provide the Payments is solely in exchange for the promises, releases and agreements of Burba set forth in this Agreement. Burba further acknowledges that such Payments do not constitute an admission by the Releasees of liability or of violation of any applicable law or regulation. The Releasees expressly deny any liability or alleged violation and state this arrangement has been made in recognition of Burba’s service to the Company and for the purpose of compromising any and all claims of Burba without the cost and burden of litigation. Burba acknowledges and agrees that he is required to execute and continue to comply with the terms of this Agreement as a condition to receiving the Payments, and would not be entitled to the Payments if he did not do so.
4.    General Release of Claims.
(a)    Burba and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Burba now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Burba signs this Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Burba’s service as an officer, director or employee, as the case may be, of the Company and its subsidiaries and affiliates, (B) any transaction prior to the date upon which Burba signs this Agreement and all effects, consequences, losses and damages relating thereto, (C) the Amended and Restated Executive Employment Agreement by and between the Company and Burba, dated as of February 28, 2012 (the “Employment Agreement”), (D) all cash incentive awards, and all equity or equity-based awards granted, or promised to be granted, by the Company to Burba and (E) Burba’s termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(b)    Notwithstanding the foregoing, nothing in this Agreement will release or waive any rights or claims Burba may have: (i) under this Agreement or to the Payments; (ii) for indemnification under any written indemnification agreement by and between Burba and the Company and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Company or the Company’s non-qualified deferred compensation plan; (v) with respect to any claims that cannot be waived by operation of law; (vi) with respect to any claims which may arise after Burba signs this Agreement; or (vii) with respect to Burba’s right to challenge the validity of the release under the ADEA.
(c)    Additionally, while Burba acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Burba’s employment with the Company, the parties agree that this Agreement shall not preclude Burba from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.
5.    Continued Availability and Cooperation. Burba will reasonably cooperate with the Company and with the Company’s counsel in connection with any present or future actual or threatened litigation, administrative proceeding or investigation involving the Company or any of its subsidiaries or affiliates that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Burba’s employment by, or service with, the Company or any subsidiary or affiliate thereof. Cooperation will include, but not be limited to, (a) being reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony; (b) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefor, as and to the extent that the Company’s counsel reasonably requests; (c) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and (d) reasonably cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding. The Company will reimburse Burba for reasonable travel, lodging and telephone expenses incurred in connection with any such cooperation, consultation and advice rendered under this Agreement after Burba’s termination of employment or service, provided that Burba will not be entitled to any separate compensation for any matter referred to in this Section 5.
6.    Affirmations. Burba affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum or form. Burba also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Burba disclaims and waives any right of reinstatement with the Company or any subsidiary or affiliate thereof.
7.    Restrictive Covenants. Burba acknowledges and agrees that any and all restrictive covenants to which he is subject, including, but not limited to, those contained in Sections 6, 7 and 8 of the Employment Agreement, will continue in effect in accordance with the terms and conditions thereof.
8.    Disparaging Comments. Burba agrees not to make critical, negative or disparaging remarks about the Company or any of its affiliates, including, but not limited to, comments about any of their respective assets, services, employees, business or employment practices. The Company agrees to instruct its “executive officers” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) not to engage in, conduct or make statements or representations that are critical, negative or disparaging with respect to Burba, his business or his personal reputation. Nothing in this Section 8 will prevent Burba or the Company from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

9.    Consultation with Attorney; Voluntary Agreement.  Burba acknowledges that (a) the Company has advised him of his right to consult with an attorney of his own choosing prior to executing this Agreement, (b) Burba has carefully read and fully understands all of the provisions of this Agreement, and (c) Burba is entering into this Agreement, including the provisions set forth in Section 4, knowingly, freely and voluntarily in exchange for good and valuable consideration.
10.    Revocation.  Burba acknowledges that he has been given twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner.  Burba agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Burba will have seven (7) calendar days from the date on which he signs this Agreement to revoke his consent to the terms of this Agreement.  Such revocation must be in writing and sent via hand delivery or facsimile to the attention of the Company’s Senior Vice President Administration, fax no: 303-843-8082. Notice of such revocation must be received within the seven (7) calendar days referenced above.  In the event of such revocation by Burba, this Agreement will not become effective and Burba will not have any rights to the Payments.  Provided that Burba does not revoke this Agreement within such seven-day period, this Agreement will become effective on the eighth calendar day after the date on which Burba signs it.
11.    Governing Law. This Agreement will be governed by and construed and enforced according to the laws of the State of Colorado, without regard to conflicts of laws principles thereof.
12.    Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Burba with respect to any payment provided hereunder, and Burba shall be responsible for any taxes imposed on him with respect to any such payment.
13.    Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto, except for the Consulting Agreement signed by the parties on the date hereof, which shall remain in full force and effect.
14.    Section 409A. This Agreement and the Payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the Payments will be made, in a manner consistent with that intent.
15.    Indemnification. The Company will continue to maintain directors’ and officers’ indemnification insurance covering Burba for a period of not less than six years after the Termination Date, the terms and conditions of which shall be no less favorable than the terms and conditions of the directors’ and officers’ indemnification insurance, if any, maintained by the Company from time to time.
16.    Modifications. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Company and Burba.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

MOLYCORP, INC.

Dated: March 22, 2013	By: /s/ Kevin W. Johnson
Name: Kevin W. Johnson
Title: Vice President and Deputy General Counsel

JOHN L. BURBA, Ph.D.

Dated: March 22, 2013	/s/ John L. Burba, Ph.D.

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